EXHIBIT 10.2.3

[***] in this exhibit indicates that a confidential portion of the exhibit has been omitted; such portion has been filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 3
TO AMENDED AND RESTATED DISTRIBUTION LICENSE AGREEMENT

     THIS AMENDMENT NO. 3 TO THE AMENDED AND RESTATED DISTRIBUTOR LICENSE AGREEMENT (this “Amendment”) is made and entered into as of April 1, 2004, by and between ORBIMAGE Inc. (f/k/a Orbital Imaging Corporation), a Delaware corporation (“ORBIMAGE”), whose principal place of business is 21700 Atlantic Boulevard, Dulles, Virginia 20166 United States of America, Korea Aerospace Industries, Ltd., a corporation organized and existing under the law of Korea (“Licensee”), whose principal place of business is 135, Seosomun-Dong, Jung-Gu, Seoul 100-737 Korea, and [*************************************].

RECITALS

     WHEREAS, ORBIMAGE and Licensee are parties to that certain Amended and Restated Distributor License Agreement, dated September 1, 2000, as amended by Amendment No. 1 dated November 7, 2002 and Amendment No. 2 dated May 3, 2003 (collectively, the “Agreement”);

     WHEREAS, the Parties desire to amend the Agreement further to, among other things, regularize the size of imaging windows and a related increase in the total number of seconds of imaging time covered by the Agreement.

     NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, the mutual covenants, agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1 – Amendments to Section 2 of the Agreement

     (a) ORBIMAGE and Licensee hereby amend Section 2 of the Agreement by deleting Section 2(j) in its entirety and replacing it with the following:

     “j. Operational Capability Date: March 25, 2004.”

     (b) ORBIMAGE and Licensee hereby amend Section 2 of the Agreement by deleting Section 2(p) in its entirety and replacing it with the following:

     “p. Territory: The territory set forth on Appendix C to the Standard Operating Procedures, dated March 11, 2004.”

     (c) ORBIMAGE and Licensee hereby amend Section 2 of the Agreement by inserting a new Section 2(q) reading in its entirety as follows:

     “q. Original Territory: North and South Korea, to include the 200 nautical mile fishery conservation zone of North and South Korea.”

Article 2 – Amendments to Section 3 of the Agreement

     (a) ORBIMAGE and Licensee hereby amend Section 3 of the Agreement by deleting Sections 3(a)(ii) and (iii) in their entirety and replacing with the following:

               “(ii) an exclusive license during the term hereof to receive OrbView Imagery of the Original Territory using the OrbView-3 Satellite on a priority basis while such satellite is within the Effective Imaging Range during boundary windows assigned to the Licensee. The foregoing license shall also include the exclusive right to process and distribute OrbView Imagery of the Territory (including OrbView Imagery of the Territory outside of the Original Territory received pursuant to the non-exclusive license in (iii) below) solely to Authorized Customers located in the Original Territory;

               “(iii) a non-exclusive license in the Territory to (A) receive OrbView Imagery of the Territory (outside of the Original Territory) during the term hereof to Authorized Customers in the Territory, subject in all respects to the existing and future rights of other existing and future ORBIMAGE distributors, (B) process and distribute OrbView Imagery of the Territory (outside of the Original Territory) to Authorized Customers in the Territory, subject in all respects to the existing and future rights of other existing and future ORBIMAGE distributors, and (C) process and distribute OrbView Imagery of areas of the world outside of the Territory during the term hereof to Authorized Customers in the Territory, subject in all respects to the existing and future rights of other existing and future ORBIMAGE distributors and the mutual agreement between ORBIMAGE and Licensee regarding appropriate compensation;”

     (b) ORBIMAGE and Licensee hereby amend Section 3 of the Agreement by deleting Section 3(a)(v) in its entirety and replacing with the following:

               “(v) a fully paid, non-exclusive license in the Territory during the term hereof to use an appropriate collection planning system (i.e., modified version of Squiggle or a differently named collection planning system which is functionally the same) (the “CPS”) solely for the purpose of producing image tasking orders for the OrbView-3 System in accordance with the terms and subject to the conditions of this Agreement. The Licensee will use the CPS on a stand alone basis. ORBIMAGE shall provide the CPS to Licensee at no charge as soon as reasonably practicable after the Operational Capability Date, and Licensee will be responsible for all costs and expenses of installation and operation. ORBIMAGE will use its best efforts to provide the CPS to Licensee by July 1, 2004, however, the parties acknowledge that this target date is non-binding and ORBIMAGE’s failure to provide Licensee with the CPS by the target date shall not constitute a breach or violation of this Agreement. If the CPS is not provided to Licensee on or prior to July 1, 2004, ORBIMAGE will begin good faith negotiations with Licensee to address the delay in providing the CPS. ORBIMAGE will give Licensee periodic updates regarding the status of the CPS’s development; and”

Article 3 – Amendments to Section 4 of the Agreement

     (a) ORBIMAGE and Licensee hereby amend Section 4 of the Agreement by deleting Sections 4(a)(x) in its entirety and replacing with the following:

               “(x) Licensee must use the CPS to only create image tasking requests for all of its imaging requests for the OrbView-3 System hereunder, and shall forward such orders to ORBIMAGE’s ground facility in the United States in accordance with ORBIMAGE’s Standard Operating Procedures in effect from time to time. ORBIMAGE shall provide Licensee with a draft of the updated Standard Operating Procedures to review as soon as possible after April 1, 2004 addressing the revised terms of the Agreement caused by Amendment No. 3 hereto. Licensee shall also be responsible, at its expense, for procuring, establishing and operating a communications link necessary for system management purposes between the Licensee Ground Facility and the ORBIMAGE U.S. ground facility;”

     (b) ORBIMAGE and Licensee hereby amend Section 4 of the Agreement by deleting Section 4(a)(xii) in its entirety and replacing with the following:

               “(xii) Licensee shall not copy, modify, enhance, reverse engineer, disclose, sell, distribute or re-license the CPS to any other person or entity. Licensee shall only install and use the CPS at the Licensee Ground Facility. Licensee agrees to promptly notify ORBIMAGE if Licensee becomes aware of any unauthorized use of the CPS. Upon termination of this Agreement for any reason, Licensee shall promptly return to ORBIMAGE the CPS and all related hardware, software and documentation provided by ORBIMAGE. In the event of any termination hereunder, Licensee further agrees that it shall not retain any copies of the CPS and such ORBIMAGE proprietary software or related documentation for any reason whatsoever; and,”

     (c) ORBIMAGE and Licensee hereby amend Section 4 of the Agreement by deleting Section 4(b)(x) in its entirety and replacing with the following:

               “(x) Provide Licensee with one (1) copy of the CPS, and, as part of the training to be given by ORBIMAGE to the Licensee under this Agreement, as amended, training on how to use the CPS, at no additional cost, for installation at the Licensee Ground Facility on a stand alone basis, solely for the purpose of producing image tasking orders for the OrbView-3 System in accordance with the terms and subject to the conditions of this Agreement. During the period before the CPS has been provided to the Licensee, ORBIMAGE will offer boundary windows assignments to the Licensee and ORBIMAGE shall perform the necessary collection planning which will involve collection of a single strip of up to 700km as requested by the Licensee pursuant to the Standard Operating Procedures; and”

Article 4 – Amendments to Section 5 of the Agreement

     ORBIMAGE and Licensee hereby amend Section 5 of the Agreement by deleting Sections 5(c)(ii) in its entirety and replacing with the following:

               “(ii) In exchange for the payment by Licensee of the guaranteed amounts payable in each Operational Period pursuant to Section 5(c)(i), ORBIMAGE shall reserve [*******************************************] seconds of imaging window time per Operational Year (based upon [***************]) for Licensee’s use hereunder, which will be allocated in equal parts over the Operational Year. The terms imaging window time, imaging time and boundary window time as used in this Agreement shall have the same meaning and shall include the total amount of time in the boundary window, including imaging and slewing time. Licensee shall use imaging window time in accordance with ORBIMAGE’s Standard Operating Procedures in effect from time to time, and such imaging window time shall be allocated as a single contiguous window of [***********************] seconds per pass. Each such [*********************] second boundary window may be placed anywhere along the ground track within the Territory for such pass, as requested by the Licensee pursuant to the Standard Operating Procedures. ORBIMAGE acknowledges that Licensee’s priority is to image the Original Territory. Therefore, ORBIMAGE will attempt to offer the Licensee boundary windows over the Original Territory whenever possible. In the event ORBIMAGE is unable to provide the foregoing imaging window time during any quarterly period, ORBIMAGE shall attempt to make available to Licensee additional imaging window time to make up for such shortfall for use at a later date during such period (or if the Licensee agrees during a subsequent period). If ORBIMAGE is unable to provide additional boundary window time to make up for any shortfall prior to the end of the applicable quarter, ORBIMAGE’s charges to the Licensee pursuant to Section 5(c)(i) above will be reduced on a pro rata basis for the following circumstances: (A) ORBIMAGE does not provide the foregoing imaging window time, (B) the Licensee fails to receive imagery from a PIO that has been accepted by ORBIMAGE’s system during a boundary window, if such failure is due to factors within the control, or which are the responsibility, of ORBIMAGE under this Agreement, or (C) OrbView-3’s performance for any boundary window does not comply with the performance criteria of Attachment B to this Agreement. If Licensee fails to use any imaging window time allocated by ORBIMAGE to Licensee, the imaging window time shall nevertheless be applied towards the imaging window time reserved for Licensee as described above as if actually used by Licensee, on a second by second basis. Licensee acknowledges and agrees that any remaining imaging window time shall be reserved for ORBIMAGE use. Notwithstanding the foregoing, ORBIMAGE may make available additional imaging window time for use by Licensee in its sole discretion and ORBIMAGE shall have the right to use any imaging window time reserved for Licensee hereunder to the extent that is not utilized by Licensee. Additional imaging window time actually provided to Licensee in any Operational Period shall be applied towards the amount of imaging window time reserved for Licensee in that Operational Period, on a second by second basis. In such event, Licensee shall pay ORBIMAGE [***********] per second of additional imaging window time provided to Licensee which exceeds the amount of imaging window time reserved for Licensee in that Operational Year. Licensee acknowledges and agrees that its right to receive imaging window time under this Section 5(c)(ii) is subject to the terms and conditions set forth on Attachment A to this Agreement.”

Article 5 – Amendments to Section 9 of the Agreement

     ORBIMAGE and Licensee hereby amend Section 9 of the Agreement by deleting Sections 9(b) in its entirety and replacing with the following:

          “(b) In the event ORBIMAGE is unable to provide Licensee with access to the Primary Satellite due to temporary or intermittent problems with the system (not including planned periods of satellite unavailability that result from the system architecture) which result in less imaging window time being made available during any Operational Period than is required pursuant to Section 5(c)(ii) above, Licensee’s sole and exclusive remedies shall be, at Licensee’s option, to either have their payment obligation reduced as set forth in Section 5(c)(ii) or to extend the term of this Agreement by the amount of such time that ORBIMAGE is unable to provide Licensee with access to the system. Notwithstanding anything to the contrary in this Agreement, the foregoing shall be Licensee’s sole and exclusive remedies in the event of satellite unavailability due to temporary or intermittent problems with the system.”

Article 6 – Miscellaneous

     (a) Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

     (b) Except as expressly modified or amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

     (c) This Amendment may be executed in two or more counterparts, each of which shall be considered an original and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be executed as of the date first above written.

ORBIMAGE INC.			KOREA AEROSPACE
INDUSTRIES, LTD.

By:		By:

Timothy J. Puckorius
Senior Vice President -		Name:
World	wide Marketing & Sales
Title:

[*****************************************]